                               EXHIBIT NUMBER 2.1

                                                                 EXHIBIT NO. 2.1

===============================================================================



                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                     among:


                      HALIS, INC., a Georgia corporation,

         TG MARKETING SYSTEMS ACQUISITION CO.,  a Georgia corporation,

               TG MARKETING SYSTEMS, INC., a Georgia corporation,

                                      and

               THE SOLE SHAREHOLDER OF TG MARKETING SYSTEMS, INC.


                            -----------------------

                            Dated as of May 2, 1997

                            -----------------------




===============================================================================

                                                    TABLE OF CONTENTS
                                                                                                                       Page

SECTION 1.       DESCRIPTION OF TRANSACTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1     Merger of TGM into the Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2     Effect of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.3     Closing; Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.4     Articles of Incorporation and Bylaws; Directors and Officers . . . . . . . . . . . . . . . . . . . . . 2
         1.5     Conversion of Shares.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.6     Closing of TGM Transfer Books  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.7     Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.8     Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.9     Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.10    Further Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

SECTION 2.       REPRESENTATIONS AND WARRANTIES OF TGM AND THE SHAREHOLDER  . . . . . . . . . . . . . . . . . . . . . . 4
         2.1     Due Organization; No Subsidiaries; Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.2     Articles of Incorporation and Bylaws; Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.3     Capitalization, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.4     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.5     Absence of Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.6     Title to Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2.7     Bank Accounts; Receivables; Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.8     Equipment; Leasehold.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.9     Proprietary Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.10    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.11    Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.12    Compliance with Legal Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.13    Governmental Authorizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.14    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         2.15    Employee and Labor Matters; Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.16    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.17    Sale of Products; Performance of Services  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.18    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.19    Related Party Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.20    Legal Proceedings; Orders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.21    Authority; Binding Nature of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         2.22    Non-Contravention; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.23    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

SECTION 3.       REPRESENTATIONS AND WARRANTIES OF HALIS AND THE SUBSIDIARY . . . . . . . . . . . . . . . . . . . . .  21
         3.1     SEC Filings; Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.2     Authority; Binding Nature of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.3     Valid Issuance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

SECTION 4.       CERTAIN COVENANTS OF TGM AND THE SHAREHOLDER . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.1     Access and Investigation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.2     Operation of TGM's Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.3     Notification; Updates to Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.4     No Negotiation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

SECTION 5.       ADDITIONAL COVENANTS OF THE PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.1     Filings and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.2     Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.3     Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.4     Employment and Noncompetition Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.5     Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         5.6     Termination of Employee Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.7     FIRPTA Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         5.8     Employee Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

SECTION 6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF HALIS
                 AND THE SUBSIDIARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.1     Accuracy of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.2     Performance of Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.3     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.4     Agreements and Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.5     No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.6     Termination of Employee Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.7     FIRPTA Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.8     Rule 506.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.9     No Restraints  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.10    No Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.11    Completion of Due Diligence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         6.12    Shareholder Investment Certification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

SECTION 7.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF TGM
                 AND THE SHAREHOLDER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.1     Accuracy of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.2     Performance of Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.3     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.4     Agreements and Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.5     No Restraints  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

SECTION 8.       TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         8.1     Termination Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         8.2     Termination Procedures.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         8.3     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

SECTION 9.       INDEMNIFICATION, ETC.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         9.1     Survival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         9.2     Shareholder's Indemnity Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         9.3     Indemnity Agreement of HALIS and the Surviving Corporation . . . . . . . . . . . . . . . . . . . . .  32
         9.4     Indemnification Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         9.5     Set-off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         9.6     Limitations on Liability of Shareholder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

SECTION 10.      REGISTRATION OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.1    Registration Statement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         10.2    Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.3    Delay of Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.4    Amendment of Section 10. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

SECTION 11.      MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.1    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.2    Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.3    Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.4    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         11.5    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         11.6    Time of the Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         11.7    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         11.8    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         11.9    Governing Law; Venue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         11.10   Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         11.11   Remedies Cumulative; Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         11.12   Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         11.13   Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         11.14   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         11.15   Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         11.16   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         11.17   Construction.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

                                        EXHIBITS

Exhibit A        -        Shareholders

Exhibit B        -        Certain definitions

Exhibit C        -        Directors and officers of Surviving Corporation

Exhibit D        -        Forms of Employment Agreement and Noncompetition Agreement

Exhibit E        -        Form of Release

Exhibit F        -        Persons to execute estoppel certificates

Exhibit G        -        Form of Shareholder Investment Certification


** Certain schedules and exhibits are not included with this filing. A copy of any omitted exhibit or schedule will be furnished supplementally to the Commission upon request. **

                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION


         THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of May 2, 1997, by and among: HALIS, INC., a Georgia corporation ("HALIS"); TG MARKETING SYSTEMS ACQUISITION CO., a Georgia corporation and a wholly owned subsidiary of HALIS (the "Subsidiary"); TG MARKETING SYSTEMS, INC., a Georgia corporation ("TGM"); and JOSEPH H. NEELY, a Georgia resident, who is the sole shareholder of TGM (the "Shareholder"), as set forth on Exhibit A. Certain capitalized terms used in this Agreement are defined in Exhibit B.

                                    RECITALS

         A. HALIS, TGM and the Subsidiary intend to effect a merger of TGM into the Subsidiary in accordance with this Agreement and the Georgia Business Corporation Code (the "Merger"). Upon consummation of the Merger, TGM will cease to exist, and the Subsidiary will continue to exist as the surviving corporation of the Merger.

         B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         C. This Agreement has been adopted and approved by the respective boards of directors of HALIS, TGM and the Subsidiary.

         D. The capitalization of TGM consists of 1,000 shares of the voting common stock, $1.00 par value per share, of which 1,000 shares are issued and outstanding (the "TGM Common Stock").

                                   AGREEMENT

         The parties to this Agreement agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

         1.1 MERGER OF TGM INTO THE SUBSIDIARY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), TGM shall be merged with and into the Subsidiary, and the separate existence of TGM shall cease. The Subsidiary will continue as the surviving corporation in the Merger (the "Surviving Corporation").

         1.2 EFFECT OF MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Georgia Business Corporation Code.

         1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Smith, Gambrell & Russell, 3343 Peachtree Road, Suite 1800, Atlanta, Georgia 30326, at 10:00 a.m. local time on May 2, 1997, or at such other time and date during the period from May 2, 1997 through May 31, 1997, as the parties shall designate (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger for the merger of TGM into the Subsidiary, conforming to the requirements of the Georgia Business Corporation Code, shall be filed with the Secretary of State of the State of Georgia. The Merger shall take effect at the time such certificate of merger is filed with the Secretary of State of the State of Georgia (the "Effective Time").

         1.4 ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless the parties agree otherwise prior to the Effective Time:

                  (a) the Articles of Incorporation of the Subsidiary shall continue as the Articles of Incorporation of the Surviving Corporation;

                  (b) the Bylaws of the Subsidiary shall continue as the Bylaws of the Surviving Corporation;

                  (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit C.

         1.5 CONVERSION OF SHARES.

         (a) Subject to Sections 1.7(b), at the Effective Time, by virtue of the Merger and without any further action on the part of HALIS, TGM, the Subsidiary or any Shareholder, each share of TGM Common Stock outstanding immediately prior to the Effective Time shall be canceled and retired and converted into the right to receive a pro rata share of the aggregate Merger Consideration described in Section 1.8.

         (b) If any shares of TGM Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any restricted stock purchase agreement or other agreement with TGM, then the shares of HALIS Common Stock issued in exchange for such shares of TGM Common Stock will be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of HALIS Common Stock may accordingly be marked with appropriate legends.

         1.6 CLOSING OF TGM TRANSFER BOOKS. At the Effective Time, the holders of certificates representing shares of TGM Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as Shareholder of TGM, and the stock transfer books of TGM shall be closed with respect to all shares of such TGM Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of TGM capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of TGM Common Stock (an "TGM Stock Certificate") is presented to HALIS, such TGM Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

         1.7 EXCHANGE OF CERTIFICATES.

             (a) At the Closing, each Shareholder shall surrender its respective TGM Stock Certificate(s) to the Surviving Corporation, together with such transmittal documents as the Surviving Corporation may reasonably require, and the Surviving Corporation shall deliver to such Shareholder such Shareholder's pro rata share of the aggregate Merger Consideration to be paid at Closing pursuant to Section 1.8.

             (b) No fractional shares of HALIS Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any Shareholder who would otherwise be entitled to receive a fraction of a share of HALIS Common Stock (after aggregating all fractional shares of HALIS Common Stock issuable to such holder) shall, upon surrender of such Shareholder's TGM Stock Certificate(s), be paid in cash at a rate per share equal to the average asked price of HALIS Common Stock for the ten trading days immediately prior to the Closing Date.

             (c) Until surrendered as contemplated by this Section 1.7, each TGM Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive a pro rata share of the Merger Consideration. If any TGM Stock Certificate shall have been lost, stolen or destroyed, HALIS may, in its discretion and as a condition precedent to the issuance of any certificate representing HALIS Common Stock, require the owner of such lost, stolen or destroyed TGM Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as HALIS may reasonably direct) as indemnity against any claim that may be made against HALIS with respect to such TGM Stock Certificate.

             (d) The shares of HALIS Common Stock to be issued in the Merger shall be characterized as "restricted under the Securities Act, and each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

                 THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL

               SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

             (e) HALIS shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of TGM Common Stock pursuant to this Agreement such amounts as HALIS may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

             (f) HALIS shall not be liable to any holder or former holder of TGM Common Stock for any shares of HALIS Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

         1.8 MERGER CONSIDERATION

             (a) The aggregate merger consideration to be paid by HALIS to the Shareholder in consideration of the Merger ("Merger Consideration") shall consist of that number of shares of HALIS Common Stock having an aggregate value, based on a per share price equal to the average asked price of HALIS Common Stock for the ten trading days immediately prior to the Closing Date, equal to $4,000,000. A certificate representing the Merger Consideration shall be delivered to the Shareholder at Closing.

         1.9 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

         1.10 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by HALIS to be necessary or desirable to carry out the purposes of this Agreement or to vest HALIS with full right, title and possession of and to all rights and property of TGM, the officers and directors of HALIS shall be fully authorized (in the name of TGM and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF TGM AND THE SHAREHOLDER

         TGM and the Shareholder jointly and severally represent and warrant, to and for the benefit of HALIS and the Subsidiary, as follows as of the date hereof and as of the Closing Date:

         2.1 DUE ORGANIZATION; NO SUBSIDIARIES; ETC.

             (a) TGM is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used and in the manner in which its assets are proposed to be owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

             (b) TGM has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names "CustomerSMART," "BusinesSMART" and "TelSMART".

             (c) TGM is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c) of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on TGM. TGM is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1(c) of the Disclosure Schedule.

             (d) Part 2.1(d) of the Disclosure Schedule accurately sets forth
(i) the names of the members of the TGM's board of directors, (ii) the names of the members of each committee of TGM's board of directors, and (iii) the names and titles of TGM's officers.

             (e) TGM has no subsidiaries, and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity.

          2.2 ARTICLES OF INCORPORATION AND BYLAWS; RECORDS. TGM has delivered to HALIS accurate and complete copies of: (i) TGM's articles of incorporation and bylaws, including all amendments thereto; (ii) the stock records of TGM; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholder of TGM, the board of directors of TGM and all committees of the board of directors of TGM. There have been no meetings or other proceedings or actions of the shareholder of TGM, the board of directors of TGM or any committee of the board of directors of TGM that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of TGM's articles of incorporation or bylaws or of any resolution adopted by TGM's shareholder, TGM's board of directors or any committee of TGM's board of directors. The books of account, stock records, minute books and other records of TGM are accurate, up-to-date and complete, and have been maintained in accordance with prudent business practices and all applicable Legal Requirements.

         2.3 CAPITALIZATION, ETC.

             (a) The authorized capital stock of TGM consists of 1,000 shares of common stock, of which 1,000 shares have been issued and are outstanding and are held as set forth on Exhibit A. There are no shares of capital stock held in TGM's treasury. Part 2.3(a) of the Disclosure Schedule sets forth the names of TGM shareholder and the number of shares of TGM common stock owned of record by each of such shareholder. All of the outstanding shares of TGM common stock have been duly authorized and validly issued, and are fully paid and non-assessable, and none of such shares is subject to any repurchase option or restriction on transfer.


         (b) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire, or otherwise relating to, any shares of the capital stock or other securities of TGM; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of TGM; (iii) Contract under which TGM is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of TGM. Except as set forth in Part 2.3(c) of the Disclosure Schedule, TGM has never issued or granted any option, call, warrant or right to acquire, or otherwise relating to, any shares of its capital stock or other securities.


         (c) All outstanding shares of TGM Common Stock have been issued in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.


         (d) Except as set forth in Part 2.3(e) of the Disclosure Schedule, TGM has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities. All securities so reacquired by TGM were reacquired in compliance with (i) the applicable provisions of the Georgia Business Corporation Code [, the Georgia corporate code] and all other applicable Legal Requirements, and (ii) any requirements set forth in applicable Contracts.


     2.4 FINANCIAL STATEMENTS.


         (a) TGM has delivered to HALIS the following financial statements and notes (collectively, the "Company Financial Statements"):


                  (i) the unaudited balance sheets of TGM as of December 31, 1996, 1995 and 1994, and the related unaudited statements of income of TGM for the years then ended; and


                  (ii) the unaudited balance sheet of TGM as of February 28, 1997 (the "Unaudited Balance Sheet"), and the related unaudited statements of income for the two - month period then ended.


         (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of TGM as of the respective dates thereof and the results of operations and cash flows of TGM for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered except that the Company Financial Statements do not contain footnotes, and the Company Financial Statements at and for the two-month period ended February 28, 1997 are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

     2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Disclosure Schedule, since February 28, 1997:


         (a) there has not been any material adverse change in TGM's business, condition, assets, liabilities, operations, financial performance or prospects, and no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on TGM ;


         (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of TGM's assets (whether or not covered by insurance);


         (c) TGM has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;


         (d) TGM has not sold, issued or authorized the issuance of (i) any capital stock or other security, (ii) any option, call, warrant or right to acquire, or otherwise relating to, any capital stock or any other security, or
(iii) any instrument convertible into or exchangeable for any capital stock or other security;


         (e) there has been no amendment to TGM's articles of incorporation or bylaws, and TGM has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;


         (f) TGM has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;


         (g) TGM has not made any capital expenditure which, when added to all other capital expenditures made by TGM since February 28, 1997, exceeds $10,000 in the aggregate;


         (h) TGM has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any Material Contract to which it is or was party or under which it has or has had any rights or obligations;


         (i) TGM has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with TGM's past practices;


         (j) TGM has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

         (k) TGM has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with TGM's past practices;


         (l) TGM has not (i) lent money to any Person, or (ii) incurred or guaranteed any indebtedness for borrowed money;


         (m) TGM has not (i) established, adopted or amended any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;


         (n) TGM has not changed any of its methods of accounting or accounting practices in any respect;


         (o) TGM has not made any Tax election;


         (p) TGM has not commenced or settled any legal Proceeding;


         (q) TGM has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and


         (r) TGM has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(q)" above.


     2.6 TITLE TO ASSETS.


         (a) TGM owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Balance Sheet; (ii) all assets referred to in Parts 2.7(b), 2.8 and
2.9 of the Disclosure Schedule and all of TGM's rights under the Contracts identified in Part 2.10(a) of the Disclosure Schedule; and (iii) all other assets reflected in TGM books and records as being owned by TGM. Except as set forth in Part 2.6(a) of the Disclosure Schedule, all of said assets are owned by TGM free and clear of any liens or other Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of TGM.


         (b) Part 2.6(b) of the Disclosure Schedule identifies all assets that are being leased or licensed to TGM.

     2.7 BANK ACCOUNTS; RECEIVABLES; CUSTOMERS.


         (a) Part 2.7(a) of the Disclosure Schedule provides accurate and complete information with respect to each account maintained by or for the benefit of TGM at any bank or other financial institution.


         (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of TGM as of February 28, 1997. Except as set forth in Part 2.7(b) of the Disclosure Schedule, all existing accounts receivable of TGM (including those accounts receivable reflected on the Unaudited Balance Sheet that have not yet been collected and those accounts receivable that have arisen since February 28, 1997 and have not yet been collected) (i) represent valid obligations of customers of TGM arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and will be collected in full, without any counterclaim or set off, when due net of an allowance for doubtful accounts not to exceed $10,000 in the aggregate.


         (c) Part 2.7(c) of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that (together with such Person's affiliates) accounted for more than $50,000 of the net revenues of TGM in 1995 or 1996. TGM has not received any notice or other communication indicating that any customer or other Person identified in Part 2.7(c) of the Disclosure Schedule intends or expects to cease dealing with TGM or to reduce the volume of business transacted by such Person with TGM below historical levels.


         (d) Part 2.7(d) of the Disclosure Schedule provides an accurate and complete breakdown of all pending and unfilled orders received by TGM for products, systems and services.


     2.8 EQUIPMENT; LEASEHOLD.


         (a) Part 2.8 of the Disclosure Schedule provides accurate and complete information with respect to all material items of equipment, fixtures, leasehold improvements and other tangible assets owned by or leased to TGM. The assets identified in Part 2.8 of the Disclosure Schedule are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of TGM's business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted.


         (b) TGM does not own any real property or any interest in real property, except for the leasehold(s) created under the real property lease(s) identified in Part 2.10(a) of the Disclosure Schedule.

     2.9 PROPRIETARY ASSETS.


         (a) Part 2.9(a)(1) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset that has been registered, recorded or filed with any Governmental Body or with respect to which an application has been filed with any Governmental Body, (i) a brief description of such Company Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration, recordation, filing or application. Part 2.9(a)(2) of the Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by TGM. Part 2.9(a)(3) of the Disclosure
Schedule identifies and provides a brief description of each Company Proprietary Asset that is owned by any other Person and that is licensed to or used by TGM (except for any Company Proprietary Asset that is licensed to TGM under any third party software license generally available to the public at a cost of less than $500), and identifies the license agreement or other agreement under which such Company Proprietary Asset is being licensed to or used by TGM. Except as set forth in Part 2.9(a)(4) of the Disclosure Schedule, each Company has good, valid and marketable title to all of the Proprietary Assets identified in Parts 2.9(a)(1) and 2.9(a)(2) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.9(a)(3) of the Disclosure Schedule. Except as set forth in Part 2.9(a)(5) of the Disclosure Schedule, TGM is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in Part 2.9(a)(6) of the Disclosure Schedule, TGM is free to use, modify, copy, distribute, sell, license or otherwise exploit each of the Company Proprietary Assets on an exclusive basis.


         (b) TGM has taken all measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Except as set forth in Part 2.9(b) of the Disclosure Schedule, TGM has not disclosed or delivered or permitted to be disclosed or delivered to any Person, and no Person (other than TGM) has access to or has any rights with respect to, the source code, or any portion or aspect of the source code, of any Company Proprietary Asset.


         (c) None of TGM Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. TGM is not infringing, misappropriating or making any unlawful use of, and TGM has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of TGM and the Shareholder, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.


         (d) Except as set forth in Part 2.9(d) of the Disclosure Schedule: (i) each Company Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of TGM; and (ii) there has not been any material claim by any customer or other Person alleging that any Company Proprietary Asset does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of TGM, and, to the best of the knowledge of TGM and the Shareholder, there is no basis for any such claim. TGM has established adequate reserves on the Unaudited Balance Sheet to cover all costs associated with any obligations that TGM may have with respect to the correction or repair of programming errors or other defects in the Company Proprietary Assets.


         (e) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable TGM to conduct its business in the manner in which such business has been conducted and in the manner in which such business is proposed to be conducted. Except as set forth in Part 2.9(e) of the Disclosure Schedule, (i) TGM has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) TGM has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.


         (f) Except as set forth in Part 2.9(f) of the Disclosure Schedule, all current and former employees of TGM have executed and delivered to TGM written agreements (containing no exceptions to or exclusions from the scope of their coverage) that are substantially identical to the form of Employee Confidentiality and Nonsolicitation Agreement attached to the Disclosure Schedule as Appendices 2.9(1) and 2.9(2). TGM has never engaged or received services from any consultant or independent contractor in connection with the design or development of any Proprietary Asset.


    2.10 CONTRACTS.


         (a) Part 2.10(a) of the Disclosure Schedule identifies each Company Contract that constitutes a "Material Contract." For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":


                  (i) any Contract relating to the employment or engagement of, or the performance of services by, any employee, consultant or independent contractor;


                  (ii) any Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;


                  (iii)any Contract imposing any restriction on TGM's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any technology;


                  (iv) any Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;


                  (v) any Contract relating to the acquisition, issuance or transfer of any securities;

                  (vi) any Contract creating or relating to the creation of any Encumbrance with respect to any asset owned or used by TGM;


                  (vii) any Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity, any right of contribution or any surety arrangement;


                  (viii) any Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;


                  (ix) any Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.19);


                  (x) any Contract to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or involving or directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between TGM and any contractor or subcontractor to any Governmental Body);


                  (xi) any Contract entered into outside the ordinary course of business or inconsistent with TGM past practices;


                  (xii) any Contract that has a term of more than 60 days and that may not be terminated by TGM (without penalty) within 60 days after the delivery of a termination notice by the Subject Business; and


                  (xiii) any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $5,000 in the aggregate, or (B) the performance of services having a value in excess of $5,000 in the aggregate.


                  (b) TGM has delivered to HALIS accurate and complete copies of all Contracts identified in Part 2.10(a) of the Disclosure Schedule, including all amendments thereto. Each Contract identified in Part 2.10(a) of the Disclosure Schedule is valid and in full force and effect, and is enforceable by TGM in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.


                  (c) Except as set forth in Part 2.10(c) of the Disclosure
Schedule:


                  (i) TGM has not violated or breached, or committed any default under, any Company Contract, and, to the best of the knowledge of TGM and the Shareholder, no other Person has violated or breached, or committed any default under, any Company Contract;

                  (ii) to the best of the knowledge of TGM and the Shareholder, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract,
         (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;


                  (iii) TGM has not received any notice or other communication regarding (A) any actual or possible violation or breach of, or default under, any Company Contract, or (B) any actual or possible termination of any Company Contract; and


                  (iv) TGM has not waived any of its material rights under any Contract.


                  (d) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to TGM under any Company Contract or any other term or provision of any Company Contract.


                  (e) The Contracts identified in Part 2.10(a) of the Disclosure Schedule collectively constitute all of the Material Contracts necessary to enable TGM to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted.


                  (f) Part 2.10(f) of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any pending bid, offer or proposal has been submitted or received by TGM.


             2.11 LIABILITIES.


                  (a) TGM has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (i) liabilities identified as such in the "liabilities" column of the Unaudited Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by TGM since February 28, 1997, in the ordinary course of business and consistent with TGM's past practices; and (iii) the liabilities identified in
Part 2.11(a) of the Disclosure Schedule.


                  (b) Part 2.11(c) of the Disclosure Schedule provides an accurate and complete breakdown of TGM "deferred support revenue" and all related obligations and other liabilities of TGM.


             2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. TGM is, and has at all times since August 23, 1993 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have in any individual case or in the aggregate, a Material Adverse Effect on TGM. Except as set forth in Part 2.12 of the Disclosure Schedule, since August 23, 1993, TGM has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

    2.13 GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by TGM, and TGM has delivered to HALIS accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable TGM to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted. TGM is, and at all times since August 23, 1993 has been, in compliance with the material terms and requirements of the respective Governmental Authorizations identified in Part
2.13 of the Disclosure Schedule. Since August 23, 1993, TGM has not received any notice or other communication from any Governmental Body regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

    2.14 TAX MATTERS.

         (a) All Tax Returns required to be filed by or on behalf of TGM with any Governmental Body with respect to any transaction occurring or any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed when due, and (ii) have been, or will be when filed, accurately and completely prepared in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. TGM has delivered to HALIS accurate and complete copies of all Company Returns filed since August 23, 1993.

         (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. TGM will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from February 28, 1997, through the Closing Date, and TGM will disclose the dollar amount of such reserves to HALIS on or prior to the Closing Date.

             (c) Except as set forth in Part 2.14(c) of the Disclosure Schedule, there has been no examination or audit of any Company Return, and no such examination or audit has been proposed or scheduled by any Governmental Body. TGM has delivered to HALIS accurate and complete copies of all audit reports and similar documents (to which TGM has access) relating to the Company
Returns. Except as set forth in Part 2.14(c) of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by TGM or any other Person), and no such extension or waiver has been requested from TGM.


         (d) Except as set forth in Part 2.14(d) of the Disclosure Schedule, no claim or Legal Proceeding is pending or has been threatened against or with respect to TGM in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by TGM. There are no liens for Taxes upon any of the assets of TGM , except liens for current Taxes not yet due and payable. TGM has not entered into or become bound by any agreement or consent pursuant to
Section 341(f) of the Code. TGM has not been, and TGM will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 of 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.


         (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of TGM that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. TGM is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.


    2.15 EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.


         (a) Part 2.15(a) of the Disclosure Schedule contains a list of all salaried employees of TGM as of the date of this Agreement, and correctly reflects their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. TGM is not a party to any collective bargaining contract or other Contract with a labor union involving any of its employees.


         (b) Part 2.15(b) of the Disclosure Schedule identifies each employee of TGM who is not fully available to perform work because of disability or other leave, and sets forth the basis of such leave and the anticipated date of return to full service.


         (c) Part 2.15(c) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (individually referred to as a "Plan" and collectively referred to as the "Plans") sponsored, maintained, contributed to or required to be contributed to by TGM for the benefit of any current or former employee of TGM.

                  (d) TGM does not maintain, sponsor or contribute to, and, to the best of the knowledge of TGM and the Shareholder, TGM has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2)) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of employees or former employees of TGM (a "Pension Plan").


                  (e) TGM does not maintain, sponsor or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of employees or former employees of TGM (a "Welfare Plan") except for those Welfare Plans described in Part 2.15(e) of the Disclosure Schedule, none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).


                  (f) With respect to each Plan, TGM has delivered to HALIS:


                  (i) an accurate and complete copy of such Plan (including all amendments thereto);


                  (ii) an accurate and complete copy of the annual report (if required under ERISA) with respect to such Plan for each of 1994, 1995 and 1996;


                  (iii) an accurate and complete copy of (A) the most recent summary plan description, together with each Summary of Material Modifications (if required under ERISA) with respect to such Plan, and
         (B) each material employee communication relating to such Plan;


                  (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof;


                  (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and


                  (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).


                  (g) TGM is not required to be, and, to the best of the knowledge of TGM and the Shareholder, TGM has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. TGM has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code.

To the best of the knowledge of TGM and the Shareholder, TGM has never made a complete or partial withdrawal from a "multiemployer plan" (as defined in Section 3(37) of ERISA) resulting in "withdrawal liability" (as defined in
Section 4201 of ERISA), without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA.


         (h) TGM does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law).


         (i) No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee of TGM after any such employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to
Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Balance Sheet, and (iii) benefits the full cost of which are borne by current or former employees of TGM (or their beneficiaries)).


         (j) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.


         (k) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including ERISA and the Code.


         (l) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and neither TGM, nor any of the Shareholder are aware of any reason why any such determination letter should be revoked.


         (m) Except as set forth in Part 2.15(m) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus payment, golden parachute payment, severance payment or other payment to any current or former employee or director of TGM (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.


         (n) TGM is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, employee compensation, wages, bonuses and terms and conditions of employment.


         (o) TGM has good labor relations, and neither TGM nor the Shareholder has any knowledge of any facts indicating that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on TGM's labor relations, or (ii) any of TGM's employees intends to terminate his or her employment with TGM.

         2.16 ENVIRONMENTAL MATTERS. TGM is and has at all times been in compliance, in all material respects, with all applicable Environmental Laws. TGM possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and TGM is and has at all times been in compliance with the terms and requirements of all such Governmental Authorizations. TGM has not received any notice or other communication (whether from a Governmental Body, citizens group, employee or otherwise) that alleges that TGM is not in compliance with any Environmental Law, and, to the best of the knowledge of TGM and the Shareholder, there are no circumstances that could reasonably be expected to prevent or interfere with TGM compliance with any Environmental Law in the future. To the best of the knowledge of TGM and the Shareholder, no current or prior owner of any property leased or controlled by TGM has received any notice or other communication (whether from a Governmental Body, citizens group, employee or otherwise) that alleges that such current or prior owner or TGM is not or was not in compliance with any Environmental Law. All Governmental Authorizations currently held by TGM pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule.

         2.17 SALE OF PRODUCTS; PERFORMANCE OF SERVICES.

              (a) Other than normal returns for refunds in the ordinary course of business at levels consistent with past experience under TGM's standard return policy, TGM will not incur or otherwise become subject to any material liability arising from (i) any product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, supplied, installed, repaired, licensed or made available by TGM on or prior to the Closing Date, or (ii) any consulting services, installation services, programming services, repair services, maintenance services, training services, support services or other services performed by TGM on or prior to the Closing Date.

              (b) Except as set forth in Part 2.17(b) of the Disclosure Schedule, no customer or other Person has, at any time since August 23, 1993, asserted or threatened to assert any claim against TGM (other than claims that have been resolved satisfactorily at no material cost to TGM) under or based upon (i) any warranty provided by or on behalf of TGM, or (ii) any services performed by TGM.

         2.18 INSURANCE. Part 2.18 of the Disclosure Schedule provides accurate and complete information with respect to each insurance policy maintained by, at the expense of or for the benefit of TGM and with respect to any claims made thereunder. TGM has delivered to HALIS accurate and complete copies of the insurance policies identified in Part 2.18 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.18 of the Disclosure Schedule is in full force and effect. Since August 23, 1993, TGM has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

         2.19 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.19 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since August 23, 1993 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of TGM; (b) no Related Party is, or has at any time since August 23, 1993 been, indebted to TGM; (c) since August 23, 1993, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving TGM; (d) no Related Party is competing, or has at any time since August 23, 1993 competed, directly or indirectly, with TGM; and (e) no Related Party has any claim or right against TGM (other than rights to receive compensation for services performed as an employee of TGM). For purposes of this Section 2.19, each of the following shall be deemed to be a "Related Party": (i) the Shareholder; (ii) each individual who is, or who has at any time since August 23, 1993 been, an officer or director of TGM; (iii) each individual who is, or who at any time since August 23, 1993 has been, a member of the immediate family of any of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than TGM) in which any one of the individuals referred to in clauses "(i)," "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

         2.20 LEGAL PROCEEDINGS; ORDERS.

              (a) Except as set forth in Part 2.20(a) of the Disclosure Schedule, there is no pending Legal Proceeding, and, to the best of the knowledge of TGM and the Shareholder, no Person has threatened to commence any Legal Proceeding: (i) that involves TGM or any of the assets owned or used by TGM; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of TGM and the Shareholder, except as set forth in Part 2.20(a) of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

              (b) Except as set forth in Part 2.20(b) of the Disclosure Schedule, no Legal Proceeding has ever been commenced by, and no Legal Proceeding has ever been pending against, TGM.

              (c) There is no order, writ, injunction, judgment or decree to which TGM, or any of the assets owned or used by TGM, are subject. Neither the Shareholder nor TGM is subject to any order, writ, injunction, judgment or decree that relates to TGM business or to any of the assets owned or used by TGM. To the best of the knowledge of TGM and the Shareholder, no officer or other employee of TGM is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to TGM's business.

         2.21 AUTHORITY; BINDING NATURE OF AGREEMENT. The Shareholder and TGM have the absolute and unrestricted right, power and authority to enter into and to perform their respective obligations under this Agreement; and the execution, delivery and performance by TGM of this Agreement has been duly authorized by all necessary action on the part of TGM and its board of directors and shareholder. This Agreement constitutes the legal, valid and binding obligation of the

Shareholder and TGM, enforceable against the Shareholder and TGM in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         2.22 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.22 of the Disclosure Schedule, neither (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

             (a) contravene, conflict with or result in a violation of (i) any of the provisions of TGM's articles of incorporation or bylaws, or (ii) any resolution adopted by TGM's shareholder, or TGM's board of directors or any committee of TGM's board of directors;

             (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which TGM, or any of the assets owned or used by TGM, is subject;

             (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by TGM or that otherwise relates to TGM's business or to any of the assets owned or used by TGM;

             (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Company Contract, (ii) accelerate the maturity or performance of any Company Contract, or (iii) cancel, terminate or modify any Company Contract; or

             (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by TGM (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of TGM).

Except as set forth in Part 2.22 of the Disclosure Schedule, TGM is not and will not be required to make any filing with or given any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

         2.23 FULL DISCLOSURE. This Agreement (including the Disclosure Schedule) does not, and Shareholder's Closing Certificate (as defined in
Section 6.4(f)) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein not false or misleading.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF HALIS AND THE SUBSIDIARY

         HALIS and the Subsidiary, jointly and severally, represent and warrant to TGM and the Shareholder as follows:

         3.1 SEC FILINGS; FINANCIAL STATEMENTS.

             (a) HALIS has delivered to TGM accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by HALIS with the SEC between January 1, 1996 and the date of this Agreement (the "HALIS SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the HALIS SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the HALIS SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

             (b) The consolidated financial statements contained in the HALIS SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments (which will not, individually or in the aggregate, be material in magnitude); and (iii) fairly present the consolidated financial position of HALIS as of the respective dates thereof and the consolidated results of operations of HALIS for the periods covered thereby.

         3.2 AUTHORITY; BINDING NATURE OF AGREEMENT. HALIS and the Subsidiary each have the absolute and unrestricted right, power and authority to perform their respective obligations under this Agreement; and the execution, delivery and performance by HALIS and the Subsidiary of this Agreement have been duly authorized by all necessary action on the part of HALIS and the Subsidiary and their respective boards of directors. This Agreement shall constitute the legal, valid and binding obligation of HALIS and the Subsidiary, enforceable against each of them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         3.3 VALID ISSUANCE. The HALIS Common Stock to be issued as Merger Consideration will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

SECTION 4. CERTAIN COVENANTS OF TGM AND THE SHAREHOLDER

         4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), TGM shall, and shall cause its Representatives to: (a) provide HALIS and HALIS's Representatives with reasonable access to TGM's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to TGM; and (b) provide HALIS and HALIS's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to TGM, and with such additional financial, operating and other data and information regarding TGM, as HALIS may reasonably request. Notwithstanding the provisions of Section 11.16, paragraph seven of the letter agreement between TGM and HALIS dated February 4, 1997 ("Letter of Intent") shall remain in effect through the Closing Date and shall bind HALIS with respect to any Evaluation Material (as defined in the Letter of Intent) provided to HALIS or its Representatives during the Pre-Closing Period.

         4.2 OPERATION OF TGM'S BUSINESS. During the Pre-Closing Period, unless HALIS otherwise consents in writing:

             (a) TGM shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

             (b) TGM shall use reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with TGM;

             (c) TGM shall keep in full force all insurance policies identified in Part 2.18 of the Disclosure Schedule;

             (d) TGM shall cause its officers to report regularly to HALIS concerning the status of TGM's business;

             (e) TGM shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

             (f) TGM shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option, call, warrant or right to acquire, or relating to, any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;


         (g) neither TGM, nor the Shareholder shall amend or permit the adoption of any amendment to TGM articles of incorporation or bylaws, or effect or permit TGM to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;


         (h) TGM shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;


         (i) TGM shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of TGM during the Pre-Closing Period, do not exceed $25,000 in the aggregate;


         (j) TGM shall not (i) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or
(ii) amend or prematurely terminate, or waive any material right or remedy under, any Material Contract;


         (k) TGM shall not, other than in the ordinary course of business consistent with past practice (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for immaterial assets acquired, leased, licensed or disposed of by TGM pursuant to Contracts that are not Material Contracts;


         (l) TGM shall not (i) lend money to any Person, or (ii) incur or guarantee any indebtedness, except that TGM may make routine borrowings in the ordinary course of business under its respective existing lines of credit;


         (m) TGM shall not (i) establish, adopt or amend any Employee Benefit Plan, (ii) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee whose aggregate annual compensation is expected to exceed $25,000;


         (n) TGM shall not change any of its methods of accounting or accounting practices in any respect;


         (o) TGM shall not make any Tax election;


         (p) TGM shall not commence or settle any Legal Proceeding;


         (q) TGM shall not enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with its past practices; and

             (r) TGM shall not agree or commit to take any of the actions described in clauses "(e)" through "(q)" of this Section 4.2.

         4.3 NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

             (a) During the Pre-Closing Period, TGM and the Shareholder shall promptly notify HALIS in writing of:

                  (i) the discovery by TGM or the Shareholder of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by TGM or the Shareholder in this Agreement;

                  (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by TGM or the Shareholder in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                  (iii) any breach of any covenant or obligation of TGM or the Shareholder; and

                  (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in
         Section 6 or Section 7 impossible or unlikely.

             (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then TGM or the Shareholder shall promptly deliver to HALIS an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by TGM or the Shareholder in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

         4.4 NO NEGOTIATION. During the Pre-Closing Period, neither TGM nor the Shareholder shall, directly or indirectly:

             (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than HALIS) relating to a possible Acquisition Transaction;

             (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than HALIS) relating to or in connection with a possible Acquisition Transaction; or

             (c) consider, entertain or accept any proposal or offer from any Person (other than HALIS) relating to a possible Acquisition Transaction. TGM shall promptly notify HALIS in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by TGM or the Shareholder during the Pre-Closing Period.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

         5.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use his, its or their best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement. TGM shall promptly deliver to HALIS a copy of each such filing made, each such notice given and each such Consent obtained by TGM during the Pre-Closing Period. HALIS shall promptly deliver to TGM a copy of each such filing made, each such notice given and each such consent obtained by HALIS during the Pre-Closing Period.

         5.2 PUBLIC ANNOUNCEMENTS. During the Pre-Closing Period, (a) neither TGM nor the Shareholder shall (and TGM shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without HALIS's prior written consent, and (b) HALIS will use reasonable efforts to consult with TGM prior to issuing any press release or making any public statement regarding the Merger.

         5.3 BEST EFFORTS. During the Pre-Closing Period, (a) TGM and the Shareholder shall use their reasonable best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) HALIS shall use its reasonable best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

         5.4 EMPLOYMENT AND NONCOMPETITION AGREEMENTS. At the Closing, the Shareholder shall execute and deliver to a HALIS Employment Agreement in the form of Exhibit D-1 (the "Employment Agreement") and a Noncompetition Agreement in the form of Exhibit D-2 (the "Noncompetition Agreement").

         5.5 RELEASE. At the Closing, the Shareholder shall execute and deliver to HALIS a Release in the form of Exhibit E (the "Release").

         5.6 TERMINATION OF EMPLOYEE PLANS. At the Closing, TGM shall terminate all bonus plans and other benefit plans under which any of its employees or former employees may have any rights, and shall ensure that no employee or former employee of TGM has any rights thereunder and that any liabilities of TGM thereunder (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to TGM.

         5.7 FIRPTA MATTERS. At the Closing, (a) TGM shall deliver to HALIS a statement (in such form as may be reasonably requested by counsel to HALIS) conforming to the requirements of Section 1.897-2(h)(1)(i) of the United States Treasury Regulations, and (b) TGM shall deliver to the Internal Revenue Service the notification required under Section 1.897-2(h)(2) of the United States Treasury Regulations.

         5.8 EMPLOYEE OPTIONS. At the Closing, HALIS shall deliver to the individuals listed below, who are currently employees of TGM, qualified (subject to approval by the shareholders of HALIS) incentive stock options to purchase that number of shares of HALIS Common Stock set forth opposite each such person's name below (the "Employee Options"), having an exercise price equal to the average of the bid and asked price of HALIS Common Stock on the date of Closing, vesting in equal annual increments over a period of four (4) years, and expiring in ten (10) years.

                 Name                              Number of Shares of HALIS Common Stock
                 ----                              --------------------------------------
         Jeffrey S. Jones                                           75,000
         Chris Wennersten                                           75,000
         Eduardo Villaveces                                         30,000
         Meghan M. Neuman                                           15,000
         Fred A. Folkers                                            25,000
         Wilbur Wennersten                                         115,000
         Micky R. Thompson                                          30,000
         Teresa L. Banks                                            50,000
         Ketao Liu                                                   5,000
         Patricia A. Angulo                                         75,000
         Jeffrey O. Stevison                                         5,000

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF HALIS AND THE SUBSIDIARY


         The obligations of HALIS and the Subsidiary to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

         6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by TGM and the Shareholder in this Agreement and in each of the other agreements and instruments delivered to HALIS in connection with the transactions contemplated by this Agreement shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any update to the Disclosure Schedule).

         6.2 PERFORMANCE OF COVENANTS. Each covenant or obligation that TGM or the Shareholder is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

         6.3 CONSENTS. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.22 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

         6.4 AGREEMENTS AND DOCUMENTS. HALIS shall have received the following agreements and documents, each of which shall be in full force and effect:

         (a) the Employment Agreement and the Noncompetition Agreement, executed by the Shareholder;

         (b) a Release, executed by the Shareholder;

         (c) the statement referred to in Section 5.7, executed by TGM;

         (d) estoppel certificates, each dated as of a date not more than five days prior to the Closing Date and satisfactory in form and content to HALIS, executed by the Persons identified on Exhibit F and by such other Persons as HALIS may reasonably specify;

         (e) a legal opinion of J. Houston Lennard, Esq., dated as of the Closing Date, satisfactory in form and substance to HALIS and its counsel; and

         (f) a certificate executed by TGM and the Shareholder and containing the representation and warranty of TGM and the Shareholder that each of the representations and warranties set forth in Section 2 is accurate in all material respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4 and 6.5 have been duly satisfied (the "TGM and Shareholder's Closing Certificate").

         6.5 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in TGM business, condition, assets, liabilities, operations, financial performance or prospects since the date of this Agreement.

         6.6 TERMINATION OF EMPLOYEE PLANS. TGM shall have provided HALIS with evidence, satisfactory to HALIS, as to the termination of the plans referred to in Section 5.6.

         6.7 FIRPTA COMPLIANCE. TGM shall have filed with the Internal Revenue Service the notification referred to in Section 5.7.

         6.8 RULE 506. All applicable requirements of Rule 506 under the Securities Act shall have been satisfied.

         6.9 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

         6.10 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by TGM of any material right pertaining to its ownership of stock of the Surviving Corporation.

         6.11 COMPLETION OF DUE DILIGENCE. HALIS shall have completed its due diligence investigation of TGM and shall have been satisfied with the results thereof.

         6.12 SHAREHOLDER INVESTMENT CERTIFICATION. A Shareholder Investment Certification in the form of Exhibit G executed by the Shareholder shall have been delivered to HALIS.

SECTION 7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF TGM AND THE
SHAREHOLDER.

         The obligations of TGM and the Shareholder to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

         7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by HALIS and the Subsidiary in this Agreement and in each of the other agreements and instruments delivered to TGM in connection with the transactions contemplated by this Agreement shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

         7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that HALIS is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

         7.3 CONSENTS. All Consents required to be obtained in connection with the merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

         7.4 AGREEMENTS AND DOCUMENTS.

             (a) HALIS and the Subsidiary shall have entered into the Employment Agreement described in Section 6.4(a);

             (b) TGM shall have received a legal opinion of Smith, Gambrell & Russell in form and substance satisfactory to TGM and its counsel;

             (c) TGM shall have received a certificate executed by HALIS and the Subsidiary, and containing the representation and warranty of HALIS and the Subsidiary that each of the representations and warranties set forth in Section 3 are accurate in all material respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.4 have been duly satisfied (the "HALIS Closing Certificate"); and

             (d) HALIS shall have delivered to the beneficiaries fthereof the Employee Options pursuant to Section 5.8.

         7.5 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by TGM shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by TGM illegal.

SECTION 8. TERMINATION

         8.1 TERMINATION EVENTS. This Agreement may be terminated prior to the
Closing:

             (a) by HALIS if HALIS reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of HALIS to comply with or perform any covenant or obligation of HALIS set forth in this Agreement);

             (b) by TGM if TGM reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of TGM or any of the Shareholder to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to HALIS);

             (c) by HALIS at or after the Scheduled Closing Time if any condition set forth in Section 6 has not been satisfied by the Scheduled Closing Time;

             (d) by TGM at or after the Scheduled Closing Time if any condition set forth in Section 7 has not been satisfied by the Scheduled Closing Time;

             (e) by HALIS if the Closing has not taken place on or before May 31, 1997 (other than as a result of any failure on the part of HALIS to comply with or perform any covenant or obligation of HALIS set forth in this Agreement);

             (f) by TGM if the Closing has not taken place on or before May 31, 1997 (other than as a result of the failure on the part of TGM or any of the Shareholder to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to HALIS);

             (g) by the mutual consent of HALIS and TGM; or

             (h) by HALIS under the circumstances described in Section 4.3(b).

         8.2 TERMINATION PROCEDURES. If HALIS wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c) or Section 8.1(e), HALIS shall deliver to TGM a written notice stating that HALIS is terminating this Agreement and setting forth a brief description of the basis on which HALIS is terminating this Agreement. If TGM wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(f), TGM shall deliver to HALIS a written notice stating that TGM is terminating this Agreement and setting forth a brief description of the basis on which TGM is terminating this Agreement.

         8.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11, as well as paragraph seven of the Letter of Intent.

SECTION 9. INDEMNIFICATION, ETC.

         9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of TGM, the Shareholder, HALIS and the Subsidiary contained in this Agreement shall survive the Closing and shall continue for a period of two years following the Closing Date; except that representations and warranties contained in Sections 2.6, 2.9, 2.14 and 2.15 shall survive until expiration of the applicable statutes of limitation for breach of such representations and warranties. The expiration of any representation or warranty shall not affect any party's right to claim indemnification for a breach of such representation or warranty, provided such party gives notice of such claim in accordance with the provisions of this
Section 9 prior to the expiration of such representation or warranty.

         9.2 SHAREHOLDER'S INDEMNITY AGREEMENT. Subject to the provisions of
Section 9.6 hereof, the Shareholder shall defend, indemnify and hold harmless HALIS and the Surviving Corporation (and their respective directors, officers, employees, agents, affiliates, successors and assigns) from and against any and all direct or indirect requests, demands, claims, payments, defenses, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, liens, causes of action, suits, proceedings, judgments, losses, Damages (including without limitation punitive, exemplary or consequential damages, lost income and profits, interruptions of business and diminution in the value of the Stock), liabilities, costs, and expenses of any kind (including without limitation (i) interest, penalties and reasonable attorneys' fees and expenses, (ii) attorneys' fees and expenses necessary to enforce their rights to indemnification hereunder, and (iii) consultants' fees and other costs of defending or investigating any claim hereunder), and interest on any amount payable as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing Date or thereafter asserted against, imposed upon or incurred by HALIS, the Surviving Corporation or any of their respective directors, officers, employees, agents, affiliates, successors or assigns (a "Loss of HALIS") by reason of, resulting from, arising out of, based upon, awarded or asserted against or otherwise in respect of:


         (a) any period or periods of TGM ending prior to the Closing and which involve any claims against HALIS, TGM, the Surviving Corporation or their respective properties or assets, relating to actions or inactions of TGM or its respective officers, directors, shareholder, employees or agents prior to Closing, or the operation of the business of TGM prior to the Closing unless such liability was disclosed on the Company Financial Statements and adequate reserves were established therefor;


         (b) any breach of any representation and warranty contained in this Agreement or any misrepresentation in or omission on the part of TGM or the Shareholder contained in any certificate furnished or to be furnished to HALIS by TGM or the Shareholder pursuant to this Agreement;


         (c) any breach or nonfulfillment on the part of TGM or the Shareholder of any covenant contained in this Agreement;


         (d) the failure of TGM or the Shareholder to obtain, prior to the Closing Date, any consents, approvals and waivers of governmental agencies or entities, lessors, landlords, suppliers, and other third parties as may be necessary to permit the consummation of the Merger and to permit the Surviving Corporation to continue to operate the business of TGM in the manner presently conducted after the Closing Date;


         (e) the failure of the Surviving Corporation to collect any accounts receivable of TGM existing on the Closing Date, net of reserve for bad debts set forth in the Financial Statements, within 180 days following the Closing Date; provided, however, that upon receipt of full payment from Shareholder, the Surviving Corporation shall reassign to the Shareholder any such account receivable;


         (f) any federal, state, local or foreign taxes, including any interest and penalties thereon, due from TGM or the Shareholder with respect to any period prior to the Closing Date, other than amounts accrued therefor on the Financial Statements.

         9.3 INDEMNITY AGREEMENT OF HALIS AND THE SURVIVING CORPORATION. HALIS and the Surviving Corporation shall indemnify and hold harmless the Shareholder (and his respective successors and assigns) from and against any and all direct or indirect requests, demands, claims, payments, defenses, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, liens, causes of action, suits, proceedings, judgments, losses, Damages (including without limitation punitive, exemplary or consequential damages and lost income and profits and interruptions of business), liabilities, costs, and expenses of any kind (including without limitation (i) interest, penalties and reasonable attorneys' fees and expenses, (ii) attorneys' fees and expenses necessary to enforce their rights to indemnification hereunder, and (iii) consultants' fees and other costs of defending or investigating any claim hereunder, and interest on any amount payable as a result of the foregoing) whether accrued, absolute, contingent, known, unknown or otherwise as of the Closing Date or thereafter asserted against, imposed upon or incurred by Shareholder or its respective representatives or assigns, (a "Loss of Shareholder") by reason of, resulting from, arising out of, based upon, awarded or asserted against in respect of or otherwise in respect of:

             (a) any period or periods of the Surviving Corporation beginning after the Closing and which involve any claims against the Shareholder or their respective assets relating to actions or inactions of HALIS or the Surviving Corporation or their respective officers, directors, shareholder, employees or agents after the Closing, or the operation of the Surviving Corporation after the Closing (except to the extent any of the foregoing arise from the acts or omissions of the Shareholder); and

             (b) any breach of any representation and warranty or nonfulfillment of any covenant or agreement on the part of HALIS or the Subsidiary contained in this Agreement, or any misrepresentation in or omission from or nonfulfillment of any covenant on the part of the HALIS or the Subsidiary contained in any certificate furnished or to be furnished to the Shareholder by HALIS or the Subsidiary pursuant to this Agreement.

         9.4 INDEMNIFICATION PROCEDURE.

             (a) Upon obtaining knowledge thereof, the party to be indemnified hereunder (the "Indemnitee") shall promptly notify the indemnifying party hereunder (the "Indemnitor") in writing of any damage, claim, loss, liability or expense or other matter which the Indemnitee has determined has given or could give rise to a claim for which indemnification rights are granted hereunder (such written notice referred to as the "Notice of Claim"). The Notice of Claim shall specify, in all reasonable detail, the nature and estimated amount of any such claim giving rise to a right of indemnification, to the extent the same can reasonably be estimated. Any failure on the part of an Indemnitee to give timely notice to the Indemnitor of a claim shall not affect the right of the Indemnitee to obtain indemnification from the Indemnitor with respect to such claim unless the Indemnitor is actually harmed by such failure to notify, and only to the extent of such actual harm.

             (b) With respect to any matter set forth in a Notice of Claim relating to a third party claim the Indemnitor shall defend, in good faith and at its expense, any such claim or demand, and the Indemnitee, at its expense, shall have the right to participate in the defense of any such third party claim. So long as Indemnitor is defending, in good faith, any such third party claim, the Indemnitee shall not settle or compromise such third party claim. The Indemnitee shall make available to the Indemnitor or its representatives all records and other materials reasonably required by them for use in contesting any third party claim and shall cooperate fully with the Indemnitor in the defense of all such claims. If the Indemnitor does not defend any such third party claim or if the Indemnitor does not provide the Indemnitee with prompt and reasonable assurances that the Indemnitor will satisfy the third party claim, the Indemnitee may, at its option, elect to defend any such third party claim, at the Indemnitor's expense. An Indemnitor may not settle or compromise any claim without obtaining a full and unconditional release of the Indemnitee, unless the Indemnitee consents in writing to such settlement or compromise. Notwithstanding the foregoing, if there is a reasonable probability that a third party claim for which HALIS or the Surviving Corporation has indemnification rights against the Shareholder hereunder will materially and adversely affect HALIS or the Surviving Corporation other than as a result of money damages or other payments, HALIS or the Surviving Corporation shall be entitled to conduct the defense of such claim at the Shareholder' expense.

         9.5 SET-OFF. HALIS and the Surviving Corporation shall have the right to set-off and apply against any other amounts owing from HALIS or the Surviving Corporation to the Shareholder under any other agreement between HALIS or the Surviving Corporation and Shareholder, all sums in respect of which the Shareholder may be liable pursuant to Section 9.2 hereof, such right of set-off to be in addition to and not in lieu of or an election against any and all other remedies available to HALIS and the Surviving Corporation under this Agreement or at law or in equity.

         9.6 LIMITATIONS ON LIABILITY OF SHAREHOLDER. Shareholder shall have no liability with respect to Losses of HALIS arising under subparagraphs (a), (b), or (d) of Section 9.2 until the total of all Losses of HALIS with respect thereto exceeds $25,000. If the aggregate Losses of HALIS exceed such $25,000 threshold, TGM and the Shareholder shall be liable for all Losses of HALIS to the extent (and only to the extent) Losses of HALIS exceed such $25,000 threshold.

SECTION 10. REGISTRATION OF SHARES

         10.1 REGISTRATION STATEMENT.

              (a) After the Closing Date, HALIS shall file with the SEC a registration statement (the "Registration Statement") with respect to resales of shares of HALIS Common Stock received in the Merger by each Participating Holder (as defined in Section 10.1(c)). HALIS shall use reasonable efforts: (a) to cause the Registration Statement to be declared effective by the SEC on or before the first anniversary of the Closing Date; and (b) to cause the Registration Statement to remain effective until the earlier of (i) the third anniversary of the Closing Date, or (ii) the date on which the distribution described in the Registration Statement is completed as to all Participating Holders (as defined in subsection (c) below).

              (b) HALIS shall (at its own expense):

                  (i) prepare and file promptly with the SEC such amendments to the Registration Statement, and such supplements to the related prospectus, as may be required in order to comply with the applicable provisions of the Securities Act, including, without limitation, to maintain the effectiveness or currency thereof;


                  (ii) furnish to the respective Participating Holders such numbers of copies of a prospectus conforming to the requirements of the Securities Act as they may reasonably request in order to facilitate the disposition of the shares covered by the Registration Statement; and


                  (iii) use reasonable efforts to register and qualify the shares covered by the Registration Statement under the Securities laws of such states as the respective Participating Holders may reasonably request, provided, however, that HALIS shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any of such states.


              (c) Notwithstanding anything to the contrary herein, no Person who receives HALIS Common Stock in the Merger shall have any rights under this
Section 10 unless such Person executes and delivers to HALIS a written agreement, reasonably satisfactory in form and content to HALIS, confirming that such Person wishes to be allowed to sell HALIS Common Stock pursuant to the Registration Statement and agrees to be bound by the provisions of this
Section 10. (A Person who holds any of the HALIS Common Stock delivered in the Merger and who executes and delivers such an agreement is referred to in this
Section 10 as a "Participating Holder.") Any Participating Holder who delivers such an agreement more than 30 days after the Closing Date may be required to pay, as a condition to exercising rights under this Section 10, the amount of incremental expenses incurred by HALIS in complying therewith. No Participating Holder shall sell any HALIS Common Stock pursuant to the Registration Statement at any time HALIS shall have furnished written notice that the Registration Statement is not then effective or the prospectus that forms a part thereof is not current.


              (d) Notwithstanding anything to the contrary contained herein, all of HALIS's obligations under this Section 10 (including its obligation to file and maintain the effectiveness of the Registration Statement) shall terminate and expire as of the earliest date on which all of the shares of HALIS Common Stock issued in the Merger can be sold without any restrictions as to volume or manner of sale pursuant to subsection (k) of Rule 144 under the Securities Act.


         10.2 INDEMNIFICATION.


              (a) HALIS agrees to indemnify, to the extent permitted by law, each Participating Holder against all Damages suffered by such Participating Holder as a result of any untrue or alleged untrue statement of material fact contained in the Registration Statement or in the related prospectus or preliminary prospectus (or in any amendment thereof or supplement thereto) or as a result of any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such untrue statement or omission or alleged untrue statement or omission results from or is contained in any information furnished in writing to HALIS by such Participating Holder for use therein or results from such Participating Holder's failure to deliver a copy of a Registration Statement or related prospectus (or any amendment thereof or supplement thereto) after HALIS has furnished such Participating Holder with a sufficient number of copies thereof.

              (b) In connection with the Registration Statement, each Participating Holder (i) shall furnish to HALIS in writing such information and affidavits as HALIS reasonably requests for use in connection with such Registration Statement or the related prospectus, and (ii) to the extent permitted by law, will indemnify HALIS, its directors and officers and each Person who controls HALIS (within the meaning of the Securities Act) against all Damages resulting from any untrue or alleged untrue statement of material fact contained in such Registration Statement or in the related prospectus or preliminary prospectus (or in any amendment thereof or supplement thereto) or from any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission or alleged untrue statement or omission results from or is contained in any information or affidavit furnished in writing by such Participating Holder.

              (c) Any Person entitled to indemnification under this Section 10 will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification, and (ii) unless in the indemnified party's reasonable judgment a conflict of interest exists between the indemnified party and the indemnifying party with respect to such claim, permit the indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any consent to the entry of any judgment or any settlement made by the indemnified party without the indemnifying party's consent (but such consent will not be unreasonably withheld). Any indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will pay the fees and expenses of only one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest exists between such indemnified party and any other indemnified party with respect to such claim (in which case the indemnifying party will pay the fees and expenses of additional counsel).

         10.3 DELAY OF REGISTRATION. For a period not to exceed 90 days, HALIS may delay the filing or effectiveness of the Registration Statement, or suspend the use of the Registration Statement (and the Participating Holders hereby agree not to offer or sell any shares of HALIS Common Stock pursuant to the Registration Statement during such period), at any time when HALIS, in its reasonable judgment (confirmed in writing if requested by any Participating Holder), believes:

              (a) that the filing of a Registration Statement or the offering or sale of HALIS Common Stock pursuant thereto, or the making of any required disclosure in connection therewith, could reasonably be expected to have a material adverse effect upon (i) a pending or scheduled offering of HALIS's securities, (ii) an acquisition, merger, consolidation, joint venture, equity investment or other potentially significant transaction or event, or (iii) any negotiations, discussions or proposal with respect to any of the foregoing; and

              (b) that the failure to disclose any material information with respect to any of the foregoing could result in a violation of the Securities Act, the Exchange Act or any provision of any state securities law.

In the event HALIS reasonably believes that any of the foregoing circumstances are continuing after such 90-day period, it may, with the consent of the holders of a majority of the shares of HALIS Common Stock subject (or to be subject) to the Registration Statement (which consent shall not be unreasonably withheld) extend such 90-day period for one additional 30-day period.

         10.4 AMENDMENT OF SECTION 10. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 10 may be amended by HALIS at any time with the consent of the holders of a majority of the shares of HALIS Common Stock that are at that time subject (or to be subject) to the Registration Statement.

SECTION 11. MISCELLANEOUS PROVISIONS

         11.1 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

         11.2 FEES AND EXPENSES. Subject to Section 9, all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) any investigation and review conducted by such party of the other parties' business (and the furnishing of information in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger shall be paid: (i) by HALIS, if incurred by HALIS or the Subsidiary; and (ii) by TGM, if incurred by TGM or the Shareholder; provided, however, that TGM shall not incur any additional debt, defer the payment of any expenses, or take any other action not in the ordinary course of business for the purpose of providing funds for the payment of such expenses.

         11.3 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         11.4 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

                  if to HALIS:

                       HALIS, Inc.
                       9040 Roswell Road, Suite 470
                       Atlanta, Georgia 30350
                       Attention: President
                       Facsimile: (770) 641-5559

                  with a copy to:

                       Smith, Gambrell & Russell
                       3343 Peachtree Road, N.E.
                       Suite 1800
                       Atlanta, Georgia 30326-1010
                       Attn: William L. Meyer, Esq.
                       Facsimile:  (404) 264-2652

                  if to TGM :

                       TG Marketing Systems, Inc.
                       555 Sun Valley Drive
                       Suite M2
                       Roswell, Georgia  30076
                       Fax:  (770) 992-4097

                  with a copy to:

                       J. Houston Lennard, Esq.
                       1827 Powers Ferry Road
                       Building 2
                       Atlanta, Georgia  30339
                       (770) 984-1869
                 if to the Shareholder:

                       Joseph H. Neely
                       1501 Queen Anne Court
                       Dunwoody, Georgia  30350

         11.5 CONFIDENTIALITY. On and at all times after the Closing Date, TGM and the Shareholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in TGM or such Shareholder's possession that relates to the business of HALIS or the Subsidiary.

         11.6 TIME OF THE ESSENCE. Time is of the essence of this Agreement.

         11.7 HEADINGS. The bold-faced Section headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         11.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         11.9 GOVERNING LAW; VENUE.

              (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Georgia (without giving effect to principles of conflicts of laws).

              (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought to or otherwise commenced in any state or federal court located in Fulton County, Georgia. Each party to this Agreement:

                  (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Fulton County, Georgia (and each appellate court located in the State of Georgia) in connection with any such legal proceeding;

                  (ii) agrees that each state and federal court located in Fulton County, Georgia shall be deemed to be a convenient forum; and

                  (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Fulton County, Georgia, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

         11.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon:
TGM and its successors and assigns (if any); the Shareholder and his personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); HALIS and its successors and assigns (if any); and the Subsidiary and its successors and assigns (if any). This Agreement shall inure to the benefit of: TGM ; the Shareholder; HALIS; the Subsidiary; and the respective successors, heirs personal representatives and assigns (if any) of the foregoing. Following the Merger, HALIS may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section
9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

         11.11 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

         11.12 WAIVER.

               (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

               (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         11.13 AMENDMENTS. Subject to Section 10.9, this Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

         11.14 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         11.15 PARTIES IN INTEREST. Except for the provisions of Sections 9 and 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors, heirs, personal representatives and assigns (if any).

         11.16 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof, including without limitation the Letter of Intent (other than paragraph 7 thereof, which shall survive to the extent provided herein).

         11.17 CONSTRUCTION.

               (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

               (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

               (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

               (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

         The parties hereto have caused this Agreement to be executed and delivered as of the date first above written.


                                    "HALIS"
                                    HALIS, INC., a Georgia corporation


                                    By: /s/ Larry Fisher
                                       ---------------------------------
                                          Larry Fisher, President


                                    "SUBSIDIARY"
                                    TG MARKETING SYSTEMS ACQUISITION CO.
                                      a Georgia corporation


                                    By: /s/ Larry Fisher
                                       ---------------------------------
                                          Larry Fisher, President


                                    "TGM"
                                    TG MARKETING SYSTEMS, INC.
                                       a Georgia corporation


                                    By: /s/ Joseph H. Neely
                                       ---------------------------------
                                    Its: President
                                        --------------------------------


                                    "SHAREHOLDER"



                                     /s/ Joseph H. Neely                (SEAL)
                                    ------------------------------------
                                    Joseph H. Neely

                                   EXHIBIT A

                   Shareholders of TG Marketing Systems, Inc.




                                        No. of Shares of
   Name                               Common Stock Held
   ----                               -----------------
   Joseph H. Neely                            1,000

                                   EXHIBIT B

                              CERTAIN DEFINITIONS


         For purposes of the Agreement (including this Exhibit B):

         ACQUISITION TRANSACTION. "Acquisition Transaction" shall mean any transaction involving:

                  (a) the sale, license, disposition or acquisition of all or a material portion of TGM's business or assets;

                  (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of TGM or HALIS, as the case may be; (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire, or otherwise relating to, any capital stock or other equity security of TGM or HALIS, as the case may be; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of TGM or HALIS, as the case may be; or

                  (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving TGM or HALIS, as the case may be.

         AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit B is attached (including the Disclosure Schedule), as it may be amended from time to time.

         COMPANY CONTRACT. "Company Contract" shall mean any Contract: (a) to which TGM is a party; (b) by which TGM or any of its assets are or may become bound or under which TGM has, or may become subject to, any obligation; or (c) under which TGM has or may acquire any right or interest.

         COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to TGM or otherwise used by TGM.

         CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

         CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan, or legally binding commitment or undertaking of any nature.

         DAMAGES. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

         DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to HALIS on behalf of TGM and the Shareholder.

         EMPLOYEE BENEFIT PLAN. "Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

         ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security), any restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

         ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         ENVIRONMENTAL LAW. "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

         EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

         GOVERNMENTAL BODY. "Governmental Body" shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city, local or other political subdivision.

         LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

         LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitute, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

         MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on TGM if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Shareholder's Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on TGM's business, condition, assets, liabilities, operations, financial performance or prospects.

         MATERIALS OF ENVIRONMENTAL CONCERN. "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, asbestos, PCBs, petroleum and petroleum products and any other substance that is now or in the future regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

         PERSON.  "Person" shall mean any individual, Entity or Governmental
Body.

         PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, source code, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

         REPRESENTATIVES "Representatives" shall mean officers, directors, employees, agents, attorneys, accounts, advisors and representatives.

         SEC. "SEC" shall mean the United States Securities and Exchange Commission.

         SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

         TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

         TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.